Exhibit (a)(1)(D)

Google

Option Exchange

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Google Inc.

Offer to Exchange Outstanding Stock Options Election Form

If you make an election to participate in the Exchange Offer, you will not be able to use the TSO Program during the Offer Period or for any portion of an Eligible Option that you elected to exchange or any other option granted under the 2004 Stock Plan. Additionally, if you sell an Eligible Option, it will no longer be eligible for the Option Exchange.

Your submitted election:

Grant Number Grant Date Grant Price Total Amount of Grant Eligible Options % to exchange %*

* Please note that your final election will be based on the percentage that you have elected to exchange. Fractional shares will be rounded down to the nearest whole share. If you sell any Eligible Options before the offer period ends, those options will no longer be available for exchange and your elected percentages will apply equally to your remaining Eligible Options, both vested and unvested. You can at any time confirm the number of Eligible Options that you have, their grant dates, remaining terms, exercise prices, vesting schedules and other information by contacting your chosen broker at Smith Barney or Charles Schwab.

SECTION III. Withdrawal of Previous Election

I wish to withdraw my acceptance of the Exchange Offer and reject the Exchange Offer. I understand that I will not receive any New Options in exchange for my Eligible Options that I previously tendered and I will keep my Eligible Options with their existing terms, exercise prices, vesting schedules and other terms and conditions. The withdrawal of my Eligible Options from the Exchange Offer is at my own discretion. I agree that Google will not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to withdraw my Eligible Options from the Exchange Offer.

INSTRUCTIONS TO NOTICE OF WITHDRAWAL

If you previously elected to accept the offer by Google Inc. to exchange all of your outstanding Eligible Options for New Options, subject to the terms and conditions set forth in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated February 3, 2009 (the “Offering Memorandum”), and you would like to change your election and withdraw the tender of your Eligible Options, you must complete and acknowledge this Notice of Withdrawal through the Exchange Offer website so that we receive it before 6:00 a.m., Pacific Time, on March 9, 2009 (or on a later date, if we extend the Exchange Offer) (such expiration date, the “Expiration Date”).

Your Notice of Withdrawal will be effective only upon receipt by us. Google will not accept delivery of the Notice of Withdrawal by any means other than this website. You are responsible for making sure that the Notice of Withdrawal is accepted and delivered before 6:00 a.m., Pacific Time, on the Expiration Date. Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed and acknowledged Notice of Withdrawal. If you miss the deadline to submit the Notice of Withdrawal but remain an Eligible Optionholder, your previously tendered Eligible Options will be canceled and exchanged pursuant to the Exchange Offer.

If you do not receive a confirmation of receipt of your election to participate from us within five business days after the date you completed and acknowledged your participation through the website, please contact Stock Administration by e-mail to @google.com.

DO NOT COMPLETE AND RETURN THIS NOTICE OF WITHDRAWAL UNLESS YOU WISH TO WITHDRAW YOUR PREVIOUS TENDER OF ELIGIBLE OPTIONS.

PLEASE READ THE TERMS BELOW,

AND ACKNOWLEDGE YOUR PARTICIPATION IN ACCORDANCE WITH THE INSTRUCTIONS ABOVE.

Terms and Conditions

1. DEFINED TERMS. All terms used in this Election Form but not defined have the meaning given to them in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated February 3, 2009 (the “Exchange Offer”). References in this Election Form to “Google,” “we,” “us,” “our,” and “ours” mean Google Inc.

2. EXPIRATION DATE. The Exchange Offer and any rights to tender, or to withdraw a tender, of your Eligible Options will expire at 6:00 a.m., Pacific Time, on March 9, 2009 (or on a later date, if we extend the Exchange Offer) (such expiration date, the “Expiration Date”).

3. DELIVERY OF ELECTION TO PARTICIPATE. If you intend to tender your Eligible Options under the Exchange Offer, you must complete and acknowledge your participation through this Exchange Offer website before 6:00 a.m., Pacific Time, on the Expiration Date.

Your election to participate will only be effective upon receipt by us through this website. Google will not accept delivery of an election to participate in this program by any other means. You are responsible for making sure that if you wish to participate that you complete and acknowledge your participation through the website before 6:00 a.m., Pacific Time, on the Expiration Date.

You are not required to tender your Eligible Options, and participation in this Exchange Offer is completely voluntary.

If you do not receive a confirmation of receipt of your election to participate from us within five business days after the date you completed and acknowledged your participation through the website, please contact Stock Administration by e-mail to @google.com.

4. EXISTING STOCK OPTION AGREEMENTS. You do not need to return your existing stock option agreements relating to your tendered Eligible Options, as they will be automatically canceled if we accept your entire Eligible Options for exchange and/or be amended if we accept your partial tender of Eligible Options.

5. WITHDRAWAL OF ELECTION. The tender of your Eligible Options under this Exchange Offer may be withdrawn at any time before 6:00 a.m., Pacific Time, on the Expiration Date. To withdraw your tendered Eligible Options, you must complete and acknowledge a Notice of Withdrawal using the Exchange Offer website. Withdrawals may not be rescinded, and any Eligible Options withdrawn will not be considered to be properly tendered, unless your Eligible Options are properly re-tendered before the Expiration Date by following the procedures described in Instruction 3 above.

6. SIGNATURES. All of your acceptances and/or acknowledgements pursuant to this website shall be considered an electronic signature for all legal purposes and such acceptances and acknowledgements shall be enforceable pursuant to applicable law.

7. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance regarding the Exchange Offer (including requests for additional copies of this Election Form) should be directed to the Option Exchange group at @google.com.

8. IRREGULARITIES. We will determine all questions as to the number of shares subject to Eligible Options tendered and the validity, form, eligibility (including time of receipt) and acceptance of your tender of Eligible Options. Subject to any order or decision by a court or arbitrator of competent jurisdiction, or any other applicable regulatory authority, our determination of these matters will be final and binding on all parties. We may reject any tender of Eligible Options that we determine is not in the appropriate form or would be unlawful to accept. We may waive any defect or irregularity in your tender with respect to your Eligible Options tendered before 6:00 a.m., Pacific Time, on the Expiration Date. Your Eligible Options will be not accepted for exchange until you have cured all defects or irregularities to our satisfaction, or they have been waived by us, before 6:00 a.m., Pacific Time, on the Expiration Date. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Options.

9. CONDITIONAL OR CONTINGENT OFFERS. We will not accept any alternative, conditional or contingent tenders.

10. IMPORTANT TAX INFORMATION. You should refer to “This Exchange Offer-Material United States Tax Consequences” of the Exchange Offer, which contains important tax information. If you are a resident of a country other than the U.S., please also refer to Schedules A through NN for important tax and other information regarding this Exchange Offer.

11. We encourage you to consult with your own legal, accounting and tax advisors if you have questions about your financial or tax situation.

By entering my password below, I understand and agree that:

(1) I have received a copy of the Exchange Offer, dated February 3, 2009, and all of the ancillary materials available on the go/optionexchange website (the “Exchange Offer Materials”) from Google. I have had the opportunity to read and agree to be bound by all of the terms and conditions of the Exchange Offer as described in the Exchange Offer Materials.

(2) I understand that, upon acceptance by Google, my election to participate will constitute a binding agreement between Google and me with respect to all of my Eligible Options that are accepted for cancellation and exchange, unless I return a validly completed Notice of Withdrawal with respect to my Eligible Options before the expiration of the Exchange Offer.

(3) I understand that if I validly tender any of my Eligible Options for exchange, and such Eligible Options are accepted for cancellation and exchange, I will receive New Options to acquire the same number of shares of Google Class A common stock that were underlying my Eligible Options at the time of the exchange, and I will lose all of my rights to purchase any shares under such Eligible Options.

(4) Google has advised me to consult with my own legal, accounting and tax advisors as to the consequences of participating or not participating in this Exchange Offer before making any decision whether to participate.

(5) I understand that participation in the Exchange Offer will not be construed as a right to my continued employment or service with Google or any of its Eligible Subsidiaries for any period, and that my employment or service can be terminated at any time by me or Google (or one of Google’s Eligible Subsidiaries, as applicable), with or without cause or notice, in accordance with the terms of my employment.

(6) I understand that, as described in the sections “This Exchange Offer-Conditions of This Exchange Offer” and “This Exchange Offer-Extension of Exchange Offer; Termination; Amendment” of the Exchange Offer, Google may extend, amend, withdraw or terminate the Exchange Offer and postpone its acceptance and cancellation of my Eligible Options that I have tendered for exchange. In any such event, I understand that the Eligible Options tendered for exchange but not accepted will remain in effect with their current terms and conditions.

(7) I understand that my elections pursuant to this website will survive my death or incapacity and will be binding upon my heirs, personal representatives, successors and assigns.

(8) To administer this Exchange Offer, Google must collect, use and transfer certain information regarding you and your Eligible Options, including, but not limited to, your name, home address and telephone number, date of birth, social security number, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Google or its subsidiaries, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor. Further, we may have to pass that information on to third parties who are assisting with the Exchange Offer. By submitting this election form, you explicitly and unambiguously agree to such collection, use and transfer, in electronic or other form, of your personal data by us and the third parties assisting us with the Exchange Offer, for the exclusive purpose of implementing, administering, and managing your participation in the Exchange Offer. By submitting this election form, you also acknowledge and agree that:

• The parties receiving this data may be located outside of your country, and the recipient’s country may have different data privacy laws and protections than your country;

• The data will be held only as long as necessary to implement, administer and manage the Exchange Offer;

• You can request from us a list with the names and addresses of any potential recipients;

• You can request additional information about how the data is stored and processed; and

• You can request that the data be amended if it is incorrect.

If you are an option holder in certain foreign jurisdictions, you can withdraw your consent to the collection, use and transfer of your data by contacting us. However, if you withdraw your consent, it may affect your ability to participate in this offer. Please contact us if you have any questions.

Please enter your LDAP password to verify your approval to withdraw:

Validate and Submit